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                                                                       EXHIBIT 5

                                                                  March 24, 1998

Premier Parks Inc.
122 East 42nd Street
New York, New York 10168

                           Re: Registration Statement on Form S-3
                   -------------------------------------------------------------
                              (File No. 333-45859)

Gentlemen:

    We have acted as your counsel in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, relating to the registration under the Securities Act of 1933, as amended (the "Securities Act") of (i) 13,000,000 shares of common stock, par value $.05 per share (the "Common Stock"), of Premier Parks Inc. (the "Company"); (ii) up to 1,950,000 additional shares of Common Stock which may be sold to the Underwriters pursuant to thirty (30) day over-allotment options; (iii) 5,000,000 Premium Income Equity Securities ("PInESp") consisting of depositary shares, each representing one five-hundredth of a share of Mandatorily Convertible Preferred Stock and (iv) up to 750,000 additional PInES which may be sold to the Underwriters pursuant to a thirty (30) day over-allotment option. Capitalized terms used herein but not otherwise defined shall have the respective meanings set forth in the Registration Statement.

    In connection with the foregoing, we have examined copies of the Company's Certificate of Incorporation and By-laws, each as amended through the date hereof, the minutes of unanimous written consents of the Board of Directors and shareholders of the Company and originals or copies, satisfactory to us, of all such corporate records, agreements, certificates and other documents of the Company as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity and accuracy of all documents submitted to us as copies. As to questions of fact material to such opinion, we have relied upon certificates of public officials and certificates of officers or other representatives of the Company.

    Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that (a) the Company is a validly existing corporation under the laws of the State of Delaware and (b) the Common Stock, the PInES and the Mandatorily Convertible Preferred Stock represented by such PInES, when sold to the Underwriters in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

    We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder, or that we are "experts" within the meanings of the Securities Act or the rules and regulations promulgated thereunder.

                                          Very truly yours,